Exhibit 99.1

National & Retail Trades and First Call

For release: September 6, 2007 at 8:30 AM (DST)

KOHL'S CORPORATION REPORTS AUGUST COMPARABLE STORE SALES

MENOMONEE FALLS, Wis., -- (Business Wire) – September 6, 2007 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended September 1, 2007 increased 7.1 percent over the four-week period ended August 26, 2006. On a comparable store basis, sales decreased 0.6 percent.

For the 30 weeks ended September 1, 2007, total sales were up 9.7 percent over the 30 weeks ended August 26, 2006.  On a comparable store basis, sales for the 30-week period increased 2.1 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “August sales did not meet our expectations.  Traditional back-to-school businesses such as juniors and young men’s and boys performed well.  Demand in other areas of the business such as home, men’s and women’s slowed versus their year-to-date trend.  Regionally, the Northeast was the strongest while we experienced some softness in the southern and southwestern regions.”

The Company continues to expect comparable sales increases for the fiscal third quarter in the 2 percent to 4 percent range as it benefits from a calendar shift in October from November.

	Sales Summary
	($ in millions)
	Fiscal Period Ended		% Inc. This Year
	September 1,	August 26,	All	Comp
	2007	2006	Stores	Stores

August	$1,223.4	$1,142.6	7.1%	-0.6%
YTD	$8,384.7	$7,640.5	9.7%	2.1%

On September 1, 2007, the Company operated 834 stores in 46 states, compared to 749 in 43 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, beginning at 8:30 AM EDT on Thursday, September 6.  The dial-in number for the replay is (719) 457-0820 (Pass Code:  5110463).

Bank of America Conference

Kevin Mansell, Kohl’s president, will be presenting at the Bank of America 37th Annual Investment Conference at the Ritz-Carlton in San Francisco, Calif. on September 17, 2007 at 10:30 AM (PT). To listen to the live web cast of Kohl’s formal presentation and Q/A session, go to http://www.veracast.com/webcasts/bas/37th-annual-2007/id81108169.cfm on Monday, September 17 at 10:30 AM (PT).  The Breakout Session will also be available by live web cast at http://www.veracast.com/webcasts/bas/37th-annual-2007/id97109543.cfm on Monday,

September 17 at 11:00 AM (PT).  After the completion of this conference, a full audio web cast, along with slides, will be available until October 5, 2007.

Investor Conference

The Company will host an investor conference in Indianapolis, Ind. on October 2, 2007, with a management presentation scheduled for approximately 12:30 PM (EDT).  If you are interested in attending and have not received an invitation, please send an e-mail to AnalystConf07Indy@kohls.com to request additional information.

Investors will have the opportunity to listen to the live web cast of the presentation through the Company's web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”/Scroll down to October 2007), or through Premiere Global Services' web site located at www.kohls.acrobat.com/analystconference.

To view/listen to the presentation, please run a systems test prior to the meeting at https://admin.acrobat.com/common/help/en/support/meeting_test.htm.  If you choose to listen to the streamed event through your pc versus the audio dial-in, your pc speakers must be turned on.  For those who cannot listen to the live broadcast, a replay will be available through November 2, 2007. To listen to the audio replay, dial (888) 203-1112 and enter pass code 4856498.  To archive the web cast replay, please visit the investor relations area of Kohl’s web site, available 36 hours after the live broadcast.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 834 stores in 46 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464